Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Dianne M. Grenz First Senior Vice President Director of Marketing Shareholder & Public Relations 973-305-4005

VALLEY NATIONAL BANCORP APPOINTS

NEW MEMBER TO ITS BOARD OF DIRECTORS

Wayne, NJ—Thursday, June 26, 2008—The board of directors of Valley National Bancorp (NYSE:VLY) announced today that Robert C. Soldoveri has been appointed to the board of directors of both Valley National Bancorp and Valley National Bank, effective at the closing of Valley’s acquisition of Greater Community Bancorp. The closing is presently scheduled to occur on July 1, 2008.

Mr. Soldoveri, age 55, is the owner of Solan Management, LLC, a company which manages commercial real estate property. In addition, he is a trustee for the John L. and Grace P. Soldoveri Foundation, a private charitable foundation. Prior to his affiliation with Solan Management, he ran and operated Northeast Equipment Transport Inc., a heavy equipment operating company and S & S Material Handling, which provided services to land developers and building contractors.

Mr. Soldoveri attended the University of Scranton where he studied accounting and psychology. In addition to his professional career, Soldoveri is a member of the Lake Mohawk Golf Club, a Member of American Quarter Horse Association and a member of New Jersey Farm Bureau. He resides in Totowa, New Jersey.

Valley is a regional bank holding company with over $12 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 177 branches in 123 communities serving 14 counties throughout northern and central New Jersey, Manhattan, Brooklyn and Queens.

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